EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of ProxyMed, Inc. and subsidiaries on Forms S-3 (No. 33-95454 and No. 333-11179) and S-8 (No. 333-04717) of our report, dated February 25, 1997, except for Note 12 as to which the date is March 14, 1997, on our audits of the consolidated financial statements of ProxyMed, Inc. and subsidiaries as of December 31, 1996, and for the years ended December 31, 1996, and 1995, which report is included in this Annual Report on Form 10-KSB.

/s/ COOPERS & LYBRAND L.L.P.
    ------------------------
    Coopers & Lybrand L.L.P.

Miami, Florida
March 28, 1997